EXHIBIT 99.1

OHA Investment Corporation Announces Board Approval to Reduce Required Asset Coverage as Provided for in the Small Business Credit Availability Act

NEW YORK, April 11, 2018 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) (the “Company”) today announced that on April 11, 2018, the Company’s Board of Directors (the “Board”), including a “required majority” (as such term is defined in Section 57(o) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Board, unanimously approved the modified asset coverage requirements set forth in Section 61(a)(2) of the 1940 Act, as amended by the Small Business Credit Availability Act. As a result, the Company’s asset coverage requirements for senior securities will be changed from 200% to 150%, effective one year after the approval date, April 11, 2019.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $5.1 billion in over 140 direct lending investments over the past 15 years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price - Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy-Fielding@kekst.com
James David – James-David@kekst.com